Press Release

FOR IMMEDIATE RELEASE

Contact: Terri McKay, FHLBank Pittsburgh: 412-288-2830; cell 412-523-8511

Tmckay@fhlb-pgh.com

FHLBank Pittsburgh Announces Results in Board Election

PITTSBURGH, November 23, 2015 – The Federal Home Loan Bank of Pittsburgh (FHLBank) today announced the results of its recent election. The election included two member director positions for Delaware, one member director position for Pennsylvania, and two independent director positions. Three incumbent directors were elected, and in Delaware, where there were two nominees for two directorships, both were deemed to be elected; one was a new director and one was an incumbent. All five will serve four-year terms beginning January 1, 2016.

Delaware Member Directors – The new director, deemed to be elected, is Gerald P. Plush, Chief Financial Officer of Santander Holdings USA, Inc. and Senior Executive Vice President of Santander Bank, N.A. He is a member of the Santander US Executive Committee and a Member of the Board of Directors of Santander Consumer USA Holdings Inc. Prior to joining Santander, Mr. Plush served as President and Chief Operating Officer of Webster Bank, where he previously served as CFO and Chief Risk Officer and was a member of the Board of Directors. Prior to Webster Bank, he worked at MBNA America, most recently as Senior Executive Vice President and Managing Director for corporate development and acquisitions, where he also previously served in a number of senior roles, including as CFO. Mr. Plush holds a Bachelor of Science degree in Accounting from St. Joseph’s University in Philadelphia. He is a certified public accountant and a certified management accountant.

Pamela C. Asbury, Vice President of Genworth Life Insurance Company, Genworth Life and Annuity Insurance Company, and Genworth Life Insurance Company of New York, is the incumbent director deemed to be elected.

Pennsylvania Member Director – FHLBank’s members elected incumbent member director William C. Marsh, Chairman, President and Chief Executive Officer of The Farmers National Bank of Emlenton in Emlenton, Pa.

Independent Directors – FHLBank’s members elected two incumbent directors to nonmember independent director positions: John K. Darr, Trustee, The Advisors’ Inner circle fund in Oaks, Pa. and Director, West Rehoboth Land Trust, Rehoboth Beach, De. along with Pamela H. Godwin, President, Change Partners, Inc. in Havertown, Pa.

Other Directors Serving on the FHLBank Pittsburgh Board of Directors – In addition to the directors-elect listed above, FHLBank Pittsburgh’s Board of Directors for 2016 includes the following members: Patrick A. Bond, Chairman; Glenn R. Brooks, Rev. Luis A. Cortés, Jr.; Brian A. Hudson; Charlotte B. McLaughlin; Lynda A. Messick; John S. Milinovich; Charles J. Nugent; Bradford E. Ritchie; Frederick E. Schea; Patrick J. Ward and Angela J. Yochem.

As an intermediary between global capital markets and local lenders, FHLBank Pittsburgh provides readily available liquidity, as well as affordable housing and community development opportunities, to member financial institutions of all sizes in Delaware, Pennsylvania and West Virginia. The Bank is one of 11 banks in the Federal Home Loan Bank System, which was established by Congress in 1932 and serves as a reliable source of funds for housing, jobs and economic growth in all economic cycles.

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